                                                                   EXHIBIT 99.01







                      THE AETNA CASUALTY AND SURETY COMPANY

                     AND THE STANDARD FIRE INSURANCE COMPANY

                             AND THEIR SUBSIDIARIES



                          COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)



                                 MARCH 31, 1996

                                                                Page

Financial Report

         Combined Financial Statements (Unaudited)                2

         Notes to Combined Financial Statements (Unaudited)       6

COMBINED STATEMENT OF INCOME (Unaudited)

For the three months ended March 31, 1996

(Millions)
- ----------------------------------------------------------

Revenue:

Premiums                                          $1,038.2
Net investment income                                242.9
Fees and other income                                 18.3
Net realized capital gains                           306.5
                                                  --------
Total revenue                                      1,605.9
- ----------------------------------------------------------

Claims and Expenses:

Claims and claim adjustment expenses                 963.6
Operating expenses                                   164.4
Amortization of deferred policy
 acquisition costs                                   160.7
                                                  --------
Total claims and expenses                          1,288.7
- ----------------------------------------------------------
Income before income taxes                           317.2

Income taxes                                          99.6
                                                  --------
Net income                                        $  217.6
==========================================================

See Notes to Combined Financial Statements.

COMBINED BALANCE SHEET

As of March 31, 1996


(Millions, except share data)
- -------------------------------------------------------------------------------------

                                                                          (Unaudited)
Assets:
Investments:
 Debt securities:
    Available for sale, at fair value
      (amortized cost $12,752.3)                                            $12,732.4
 Equity securities, at fair value
  (cost $29.1)                                                                   34.3
 Short-term investments                                                            .2
 Mortgage loans                                                               1,012.8
 Real estate                                                                    255.9
 Other                                                                          121.5
                                                                            ---------
Total investments                                                            14,157.1
- -------------------------------------------------------------------------------------

 Cash and cash equivalents                                                      514.3
 Reinsurance recoverables and receivables                                     5,226.1
 Accrued investment income                                                      206.6
 Premiums due and other receivables                                             975.6
 Federal and foreign income taxes:
  Current                                                                         2.5
  Deferred                                                                      755.5
 Deferred policy acquisition costs                                              296.1
 Other assets                                                                 1,026.3
                                                                            ---------
Total assets                                                                $23,160.1
- -------------------------------------------------------------------------------------
Liabilities:
 Unpaid claims and claim adjustment expenses                                $16,690.8
 Unearned premiums                                                            1,385.9
 Policyholders' funds left with the companies                                    40.6
                                                                            ---------
Total insurance liabilities                                                  18,117.3

 Long-term debt                                                                  35.2
 Other liabilities                                                            1,334.1
                                                                            ---------
Total liabilities                                                            19,486.6
- -------------------------------------------------------------------------------------
Commitments and Contingent Liabilities (Notes 12, 13 and 14)

Shareholder's Equity:
 Common capital stock (1,000 shares authorized, issued
  and outstanding with a par value of $25,000 and
  20,000 shares authorized, issued and outstanding with
  a par value of $250)                                                           30.0
 Paid in capital                                                              1,477.5
 Net unrealized capital losses                                                 (112.3)
 Retained earnings                                                            2,278.3
                                                                            ---------
Total shareholder's equity                                                    3,673.5
- -------------------------------------------------------------------------------------

Total liabilities and shareholder's equity                                  $23,160.1
=====================================================================================


See Notes to Combined Financial Statements.

COMBINED STATEMENT OF SHAREHOLDER'S EQUITY (Unaudited)

For the three months ended March 31, 1996


(Millions)
- ----------------------------------------------------------------

Shareholder's equity, beginning of period             $  3,881.4
Dividends to shareholder                                     (.4)
Net change in unrealized capital
 gains and losses                                         (425.1)
Net income                                                 217.6
                                                      ----------
Shareholder's equity, end of period                   $  3,673.5
- ----------------------------------------------------------------

See Notes to Combined Financial Statements.

COMBINED STATEMENT OF CASH FLOWS (Unaudited)

For the three months ended March 31, 1996


(Millions)
- --------------------------------------------------------------------------------
Cash Flows from Operating Activities:
 Net income                                                           $   217.6
 Adjustments to reconcile net income to
  net cash used for operating activities:
   Increase in accrued investment income                                  (22.1)
   Increase in premiums due and other receivables                          (5.1)
   Decrease in reinsurance recoverables and receivables                    50.5
   Decrease in deferred policy acquisition costs                            9.7
   Depreciation and amortization                                          100.4
   Decrease in federal and foreign income taxes                          (111.7)
   Net increase in other assets and other liabilities                      (3.1)
   Increase in insurance liabilities                                      119.7
   Net realized capital gains                                            (306.5)
   Amortization of net investment discounts                                 2.2
   Other, net                                                              (0.9)
                                                                      ---------
    Net cash used for operating activities                                 50.7
                                                                      ---------
Cash Flows from Investing Activities:
 Proceeds from sales of:
  Debt securities available for sale                                      686.4
  Equity securities                                                       527.0
  Equity subsidiary                                                       139.5
  Short-term investments                                                4,228.9
 Investment maturities and repayments of:
  Debt securities available for sale                                      270.6
  Mortgage loans                                                           37.0
 Cost of investment purchases in:
  Debt securities available for sale                                   (2,583.6)
  Equity securities                                                       (13.3)
  Mortgage loans                                                            (.2)
  Real estate                                                             (13.0)
  Short-term investments                                               (4,089.5)
 Increase in property and equipment                                      (126.9)
 Other, net                                                               264.6
                                                                      ---------
    Net cash used for investing activities                               (672.5)
                                                                      ---------
Cash Flows from Financing Activities:
 Dividends paid to shareholder                                              (.4)
                                                                      ---------
    Net cash used for financing activities                                  (.4)
- --------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                (622.2)
Cash and cash equivalents, beginning of period                          1,136.5
                                                                      ---------
Cash and cash equivalents, end of period                              $   514.3
================================================================================

See Notes to Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS, (Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF ENTITY AND PRINCIPLES OF COMBINATION

The combined financial statements include The Aetna Casualty and Surety Company and The Standard Fire Insurance Company and their subsidiaries (collectively, the "Companies") which were wholly-owned subsidiaries of Aetna Life and Casualty Company ("Aetna") and were sold to an affiliate of the Travelers Insurance Group Inc. ("Travelers") on April 2, 1996. The Companies' commercial insurance operations provide most types of commercial property-casualty insurance (primarily workers' compensation, auto, liability and other specialty products), bonds, and insurance-related services for businesses, government units and associations. The personal insurance operations underwrite private-passenger auto and homeowner insurance, which is sold to individuals through independent agents, with a significant market in the Northeastern states.

Due to the related business activities, common management control, common ownership and the interdependence of the affiliated entities, combined financial statements have been prepared in accordance with generally accepted accounting principles. Intercompany transactions between the Companies have been eliminated.

ACCOUNTING CHANGES

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of

As of January 1, 1996, the Companies adopted Financial Accounting Standard ("FAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires long-lived assets to be held and used to be written down to fair value when they are considered impaired. Long-lived assets to be disposed of (e.g., real estate held for sale) are carried at the lower of cost or fair value less estimated selling costs. In addition, this statement does not allow long-lived assets to be disposed of to be depreciated. The adoption of FAS No. 121 did not have a material effect on results of operations.

Accounting for Stock-Based Compensation

FAS No. 123, Accounting for Stock-Based Compensation, is effective for 1996 reporting. This statement addresses the accounting for the cost of stock-based compensation, such as stock options. FAS No. 123 permits either expensing the cost of stock-based compensation over the vesting period or disclosing in the financial statement footnotes what this expense would have been. This cost would be measured at the grant date based upon estimated fair values, using option pricing models. The Companies have selected the disclosure alternative. Data on a separate company basis regarding such disclosures is not available.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

INVESTMENTS

Debt securities which may be sold prior to maturity are classified as available for sale and carried at fair value. Available for sale debt securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to available for sale investments, net of related taxes, are reflected in shareholder's equity.

Equity securities are classified as available for sale and carried at fair value. Equity securities are written down (as realized losses) for other than temporary declines in value. Unrealized gains and losses related to such securities, net of related taxes, are reflected in shareholder's equity.

Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods. Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments.

Purchases and sales of debt and equity securities are recorded on the trade date.

Mortgage loans are carried at unpaid principal balances, net of impairment reserves, and are generally secured. A mortgage loan is considered impaired when it is probable that the Companies will be unable to collect amounts due according to the contractual terms of the loan agreement. For impaired loans, a specific impairment reserve is established for the difference between the recorded investment in the mortgage loan and the fair value of the collateral. A general reserve is established for losses management believes are likely to arise from the overall portfolio but cannot be attributed to specific loans.

INVESTMENTS (CONTINUED)

Investment real estate, which the Companies have the intent to hold for the production of income, is carried at depreciated cost, including capital additions, net of write-downs for other than temporary declines in fair value. Properties held for sale (primarily acquired through foreclosure) are carried at the lower of cost or fair value less estimated selling costs. Adjustments to the carrying value of properties held for sale are recorded in a valuation reserve.

Short-term investments, consisting primarily of money market instruments and other debt issues purchased with a maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

Other invested assets consist primarily of partnerships, equity subsidiaries and agency loans. Partnerships and equity subsidiaries are carried on an equity basis and agency loans are carried at the unpaid principal balance.

The Companies utilize foreign exchange forward contracts and swap agreements for other than trading purposes in order to manage investment returns and align maturities, interest rates, currency rates and funds availability with its obligations. (Please refer to Note 12.)

Foreign exchange forward contracts which are designated at inception and effective as hedges of foreign translation exposures and foreign transaction exposures related to investments classified as available for sale are accounted for using the deferral method. Under the deferral method, realized and unrealized gains and losses from these forward contracts are deferred on the balance sheet, net of tax, in net unrealized capital gains or losses. Upon disposal of the hedged item, deferred gains and losses are recognized in net realized capital gains or losses in the Combined Statement of Income. Excess realized or unrealized gain or loss, if any, from the foreign exchange forward contract compared to the foreign investment being hedged, is reported as a net realized gain or loss in the Combined Statement of Income.

Swap agreements which are designated as interest rate or foreign exchange rate risk management instruments at inception are accounted for using the accrual method. Under the accrual method, the difference between amounts paid and received on such agreements is reported in net investment income in the Combined Statement of Income; there is no recognition in the Combined Balance Sheet for changes in the fair value of the agreement.

DEFERRED POLICY ACQUISITION COSTS

Certain costs of acquiring insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain expenses of underwriting and issuing contracts and certain agency expenses. Acquisition costs are amortized over the life of the insurance contract.

Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income would not be adequate to cover related losses and expenses.

OTHER ASSETS

Property and equipment are reported at depreciated cost using the straight-line method based upon the estimated useful lives of the assets. The carrying value of property and equipment at March 31, 1996 was $38.7 million, and was net of accumulated depreciation of $190.7 million.

INSURANCE LIABILITIES

Liabilities for unpaid claims and claim adjustment expenses include, to the extent reasonably estimable, provisions for payments to be made on reported claims, and claims incurred but not reported and for associated claim adjustment expenses. (Please refer to Note 11.) Workers' compensation life table indemnity reserves are discounted at 5% for voluntary business and 3.5% for involuntary business. Workers' compensation life table indemnity reserves, net of the related discount, totaled $438 million at March 31, 1996 which was 13.2% of the Companies' total workers' compensation reserves for unpaid claims and claim adjustment expenses at March 31, 1996. Certain other reserves with fixed or determinable payment patterns over periods of up to seven years, including reserves related to certain environmental and asbestos-related claim settlements, have also been discounted. The rates used in discounting such reserves range from 4.4% to 7.2%, and the amount of such discounted reserves, net of reinsurance was approximately $179.4 million at March 31, 1996.

The Companies' insurance reserve liabilities are reported net of estimated amounts of salvage and subrogation.

Unearned premiums are calculated on a pro rata basis. Additional premiums under retrospectively-rated policies are excluded from unearned premiums and classified as premiums due.

PREMIUMS, CLAIMS AND EXPENSES

Premiums are generally recognized as revenue on a pro rata basis over the policy term. Certain policies allow the Companies to charge additional premiums as a result of recognizing additional claim and expense costs under the policies. Such premiums are recognized when the related losses are provided.

Claims and expenses, including acquisition costs such as commissions, certain premium taxes and certain other items, are charged to current operations as incurred. Claims are reported net of salvage and subrogation received and anticipated. Premiums, claims and expenses are also reported net of deductions for reinsurance ceded.

STRUCTURED SETTLEMENTS

In cases where the Companies have obtained a structured settlement with a qualified assignment, i.e., the structured settlement annuity is owned by a party other than the Companies, the cost of the annuity is recognized as a paid loss and gains, if any, are recognized in income. For cases where no qualified assignment is obtained, the related loss amount and the annuity cost plus accrued interest are included in loss reserves and reinsurance recoverables, respectively.

FEDERAL AND FOREIGN INCOME TAXES

The Companies are included in the consolidated federal income tax return of Aetna. The Companies are taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Foreign subsidiaries and U.S. subsidiaries operating outside of the United States are taxed under applicable foreign statutes. Deferred income tax expenses or benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

2. INVESTMENTS

Debt securities at March 31, 1996 was as follows:



                                              Gross       Gross
                                   Amortized  Unrealized  Unrealized  Fair
(Millions)                         Cost       Gains       Losses      Value
- ---------------------------------------------------------------------------
Available for Sale:
- ---------------------------------------------------------------------------
  U.S. Treasury securities and
   obligations of U.S. government
   agencies and corporations       $ 2,947.8  $ 32.7     $ 51.8  $ 2,928.7
  Obligations of states and
   political subdivisions              599.7     6.0        8.8      596.9
  Utilities                            926.5    18.8        9.6      935.7
  Financial                          1,572.8    16.8        8.8    1,580.8
  Transportation/Capital Goods         753.7    14.5       16.5      751.7
  Other corporate securities           330.2     4.1        2.6      331.7
  Mortgage-backed securities         2,460.9    16.3       43.8    2,433.4
  Other loan-backed securities         728.9     6.7        2.3      733.3
  Foreign governments                1,396.6    25.9       14.9    1,407.6
  Other                              1,035.2    13.8       16.4    1,032.6
                                   ------------------------------------------
    Total Available for Sale       $12,752.3  $155.6     $175.5  $12,732.4
- -----------------------------------------------------------------------------

The carrying and fair value of debt securities are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.


                                                     March 31, 1996
                                               -------------------------
                                               Amortized        Fair
(Millions)                                     Cost             Value
- ------------------------------------------------------------------------
Available for Sale:
- ------------------------------------------------------------------------
Due to mature:
  One year or less                          $   876.0          $   876.3
  After one year through five years           4,004.6            3,995.0
  After five years through ten years          2,612.4            2,620.5
  After ten years                             2,069.5            2,073.9
  Mortgage-backed securities                  2,460.9            2,433.4
  Other loan-backed securities                  728.9              733.3
- ------------------------------------------------------------------------
    Total Available for Sale                $12,752.3          $12,732.4
- ------------------------------------------------------------------------

Investments in equity securities at March 31, 1996 were as follows:


                                                      Gross       Gross
                                                      Unrealized  Unrealized  Fair
(Millions)                                    Cost    Gains       Losses      Value
- -----------------------------------------------------------------------------------
Equity securities                             $ 29.1  $  5.3      $  .1      $ 34.3
- -----------------------------------------------------------------------------------


Real estate holdings at March 31, 1996 were as follows:


(Millions)
- ----------------------------------------------------
Properties held for sale                      $187.4
Investment real estate                          89.4
                                              ------
                                               276.8

Valuation reserve(1)                            20.9
                                              ------
  Net carrying value                          $255.9
- ----------------------------------------------------


(1) As a result of the adoption of FAS No. 121 on January 1, 1996, valuation reserves were increased by $10.7 million in conjunction with the reversal of previously recorded accumulated depreciation related to properties held for sale.

Total real estate write-downs included in the net carrying value of the Companies' real estate holdings on the Combined Balance Sheet at March 31, 1996 were $97.5 million.

At March 31, 1996, the total recorded investment in mortgage loans that are considered to be impaired (which include problem loans, restructured loans and potential problem loans) and related specific reserves are $124.7 million and $15.5 million, respectively. Included in the total recorded investment are impaired loans of $55.8 million for which no specific reserves are considered necessary.

The activity in the mortgage loan impairment reserves for the three months ended March 31, 1996 is summarized below:


(Millions)
- ---------------------------------------------------
  Balance at December 31, 1995                $65.7
  Principal write-offs                         (5.6)
                                              -----
  Balance at March 31, 1996 (1)               $60.1
- ---------------------------------------------------


(1) Total reserves at March 31, 1996 included $15.5 million of specific reserves and $44.6 million of general reserves.

The Companies accrue interest income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured contractual terms. Interest income on problem loans is generally recognized on a cash basis. Cash payments on loans in the process of foreclosure are generally treated as a return of principal.

Income earned (pretax) and received were $2.9 million and $2.2 million, respectively, on the average recorded investment in impaired loans of $149.1 million for the three months ended March 31, 1996.

The carrying values of investments that were nonincome producing for the three months preceding the balance sheet date were as follows:


(Millions)
- ---------------------------------------------------
Debt securities                               $  .6
Mortgage loans                                 14.6
Real estate                                    18.1
                                              -----
  Total nonincome producing investments       $33.3
- ---------------------------------------------------


3. CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS

Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold. Provisions for impairments and changes in the fair value of real estate subsequent to foreclosure are also included in net realized capital gains or losses. Unrealized capital gains and losses on available for sale investments, net of related taxes, are reflected in shareholder's equity.

Net realized capital gains (losses) on investments for the three months ended March 31, 1996 were as follows:


(Millions)
- ----------------------------------------------------
Debt securities                               $ 50.0
Equity securities                              268.2
Mortgage loans                                    .8
Real estate                                       .2
Other                                          (12.7)
                                              ------
  Pretax net realized capital gains           $306.5
- ----------------------------------------------------
  After-tax net realized capital gains        $199.8
- ----------------------------------------------------


Proceeds from the sale of investments in debt securities available for sale for the three months ended March 31, 1996 were $.7 billion. Gross gains of $57.5 million and gross losses of $7.5 million were realized on those sales.

During the three months ended March 31, 1996, the Companies sold their investment in Federated Investors, Executive Risk, Inc. and MBIA, Inc. These sales resulted in a combined realized capital gain of $276.8 million (pretax) which was reflected in the Combined Statement of Income.

Changes in shareholder's equity included changes in unrealized capital gains (losses), for the three months ended March 31, 1996 as follows:



(Millions)
- ------------------------------------------------------
Equity securities                             $(205.2)
Debt securities available for sale             (435.9)
Foreign exchange and other, net                  (4.5)
                                              --------
                                               (645.6)
Decrease in deferred federal
 income taxes                                   220.5
                                              -------
  Net changes in unrealized capital gains
   (losses)                                   $(425.1)
- -----------------------------------------------------


Shareholder's equity included the following unrealized capital gains (losses), for the three months ended March 31, 1996 as follows:


(Millions)
- -----------------------------------------------------
Equity securities:
  Gross unrealized capital gains              $   5.3
  Gross unrealized capital losses                 (.1)
                                              --------
                                                  5.2
Debt securities available for sale:
  Gross unrealized capital gains                155.6
  Gross unrealized capital losses              (175.5)
                                              --------
                                                (19.9)

Foreign exchange and other, net                (101.2)
Deferred federal income tax benefits             (3.6)
                                              -------
  Net unrealized capital losses               $(112.3)
- -----------------------------------------------------



4. NET INVESTMENT INCOME

Sources of net investment income for the three months ended March 31, 1996 were as follows:



(Millions)
- ----------------------------------------------------
Debt securities                               $195.4
Equity securities                                2.2
Short-term investments                           2.9
Mortgage loans                                  31.4
Real estate                                     25.8
Other                                            1.2
Cash equivalents                                12.1
                                              ------
Gross investment income                        271.0
Less investment expenses                        28.1
                                              ------
  Net investment income                       $242.9
- ----------------------------------------------------

5. DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

The amount of dividends that may be paid to Aetna by AC&S and The Standard Fire Insurance Company in 1996, without prior approval by the Insurance Commissioner of the State of Connecticut (the "Department") is $216.6 million (the sale agreement with Travelers prohibits the payment of dividends from the Companies unless specifically approved by Travelers). Dividends of $.4 million were paid by AC&S to Aetna in the three months ended March 31, 1996. No dividends have been paid by The Standard Fire Insurance Company during the three months ended March 31, 1996. Dividend payments by the domestic insurance subsidiaries of AC&S and The Standard Fire Insurance Company are subject to similar restrictions in Connecticut and other states, and are limited in 1996 to approximately $164.4 million in the aggregate. No dividends were paid to AC&S or The Standard Fire Insurance Company by the domestic insurance subsidiaries during the three months ended March 31, 1996.

The Department recognizes as net income and surplus those amounts determined in conformity with statutory accounting practices prescribed or permitted by the Department, which differ in certain respects from generally accepted accounting principles.

Combined statutory net income was $284.5 million for the three months ended March 31, 1996. Combined statutory surplus was $2,775.8 million as of March 31, 1996.

In recent years, state insurance regulators have been considering changes in statutory accounting practices and other initiatives to strengthen solvency regulation. Under the risk-based capital ("RBC") standards for property-casualty insurers adopted by the National Association of Insurance Commissioners, each of the Companies applies the RBC formula which compares adjusted surplus to required surplus and reflects the risk profile of the company (RBC ratio). The RBC ratio at December 31, 1995 for each of the Companies is above the levels which would require regulatory action.

As of March 31, 1996, the Companies do not utilize any statutory accounting practices which are not prescribed by insurance regulators that, individually or in the aggregate, materially affect statutory shareholder's equity.

6. LONG-TERM DEBT


                                                    March 31,
(Millions)                                            1996
- ------------------------------------------------------------
Long-term debt:
 Mortgage Notes and Other Notes, 6.9%-11%
  due in varying amounts to 2018                      $35.2
                                                      -----

Aggregate maturities of long-term debt and sinking fund requirements for the remainder of 1996 through 2000 are $.3 million, $.2 million, $29.5 million, $.1 million, $.1 million, respectively, and $5.0 million thereafter.

7. FEDERAL AND FOREIGN INCOME TAXES

The Companies are included in the consolidated federal income tax return of Aetna. Aetna allocates to each member an amount approximating the tax it would have incurred were it not a member of the consolidated group, and credits the member for the use of its tax saving attributes in the consolidated return.

Components of income taxes as of March 31, 1996 were as follows:


(Millions)
- -------------------------------------------------------
Current taxes (benefits):
  Loss - from operations                      $(107.7)
  Income - foreign taxes                           .2
  Realized capital gains                        108.4
                                              -------
                                                   .9
Deferred taxes (benefits):
  Income - from operations                      100.8
  Loss - foreign taxes                            (.4)
  Realized capital losses                        (1.7)
                                              -------
                                                 98.7
                                              -------
Total                                         $  99.6
- -----------------------------------------------------


Income taxes were different from the amount computed by applying the federal income tax rate to income before income taxes for the three months ended March 31, 1996 for the following reasons:


(Millions)
- ----------------------------------------------------
Income before income taxes                    $317.2
Tax rate                                         35%
                                              ------
Application of the tax rate                    111.0
Tax effect of:
  Tax-exempt interest                           (3.2)
  Foreign operations                             (.4)
  Excludable dividends                          (1.4)
  Other, net                                    (6.4)
                                              ------
Income taxes                                  $ 99.6
- ----------------------------------------------------

The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at March 31, 1996 are presented below:


(Millions)
- ----------------------------------------------------
Deferred tax assets:
  Insurance reserves                          $825.1
  Reserve for severance and facilities
   expense                                       4.6
  Impairment reserves                             .8
  Net unrealized capital losses                  3.6
  Net operating loss carryforward               17.8
  Other                                         26.4
                                              ------
Total gross assets                             878.3
Deferred tax liabilities:
  Deferred policy acquisition costs            103.6
  Market discount                               11.0
  Other                                          8.2
                                              ------
Total gross liabilities                        122.8
                                              ------
  Net deferred tax asset                      $755.5
- ----------------------------------------------------


Management believes that it is more likely than not that the Companies will realize the benefit of the net deferred tax asset of $755.5 million. Aetna's election of special estimated tax payments in years 1989 through 1994 assures realizability of a substantial portion of deferred tax assets arising from the discounting of property-casualty reserves. The Companies have more than 15 years to generate sufficient taxable income to cover the reversal of its temporary differences due to the long-term reversal patterns of these differences. Because of Aetna's long-term history of taxable income, which is projected to continue, and the availability of significant tax planning strategies, such as converting tax-exempt bonds to taxable bonds, the Companies expect sufficient taxable income in the future to realize the net deferred tax asset.

The net deferred tax asset includes $17.8 million related to the Companies' expected utilization of its current U.S. net operating loss carryforward of $50.8 million, $39.1 million of which expires in the year 2009 and $11.7 million of which expires in the year 2010.

The Internal Revenue Service (the "Service") has completed examination of the consolidated federal income tax returns of Aetna through 1990. Discussions are being held with the Service with respect to proposed adjustments. The Service has commenced its examination for the years 1991 through 1994. However, management believes there are adequate defenses against, or sufficient reserves recorded by Aetna to provide for, such challenges.

The Companies received net federal income tax refunds of $8.9 million during the three months ended March 31, 1996.

8. BENEFIT PLANS

Pension Plans - The Companies, in conjunction with Aetna, have noncontributory defined benefit plans covering substantially all employees and certain agents. The plans provide pension benefits based on years of service and average annual compensation (measured over 60 consecutive months of highest earnings in a 120-month period). Contributions are determined by using the Projected Unit Credit Method and, for qualified plans subject to ERISA requirements, are limited to the amounts that are currently deductible for tax reporting purposes. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of the accumulated benefit obligation and plan assets is not available. The accumulated plan assets exceed accumulated benefits. Pretax charges to operations for the pension plan (based on the Companies' total salary cost as a percentage of Aetna's total salary cost) were $5.8 million for the three months ended March 31, 1996. The companies funded $18.8 million to the plan in the three months ended March 31, 1996.

Postretirement Benefits - In addition to providing pension benefits, Aetna also provides certain health care and life insurance benefits for retired employees. A comprehensive medical and dental plan is offered to all full-time employees retiring at age 50 with 15 years of service or at age 65 with 10 years of service. Retirees are generally required to contribute to the plans based on their years of service with Aetna. The accumulated benefit obligations and plan assets are recorded by Aetna. Data on a separate company basis regarding the proportionate share of employee costs is not available. An allocation, based on headcount, of Aetna's total cash costs for retirees is reflected in the Combined Statement of Income and is not material.

Incentive Saving Plan - Substantially all employees are eligible to participate in a savings plan under which designated contributions, which may be invested in common stock of Aetna or certain other investments, are matched, up to 5% of compensation, by Aetna. Pretax charges to operations for the incentive savings plan were $4.8 million for the three months ended March 31, 1996.

1994 Stock Incentive Plan - Certain employees participate in Aetna's 1994 stock incentive plan (which replaced the 1984 stock option plan). The 1994 plan provides for stock options (see (1) Stock Option Plans), and deferred contingent common stock or cash awards (see (2) Incentive Units) to certain key employees. The Companies' pretax charges to operations for the Stock Incentive Plan were $2.5 million for the three months ended March 31, 1996.

(1) Stock Option Plans - Executive and middle management employees may be granted options to purchase common stock of Aetna at the market price on the date of grant. Certain options granted prior to 1992 contain stock appreciation rights permitting the employee to exercise those rights and receive the excess of fair market value at the date of exercise over the grant date fair market value in cash and/or stock.

(2) Incentive Units - Executive and middle management employees may be granted incentive units under the Aetna 1994 Stock Incentive Plan, which are rights to receive Aetna common stock or cash at the end of a vesting period (currently 1996 and 1998) conditioned upon the employee's continued employment during that period and achievement of Aetna performance goals. The incentive unit holders are not entitled to dividends during the vesting period.

9. RELATED PARTY TRANSACTIONS

A substantial portion of the administrative and support functions of the Companies are provided by Aetna and its affiliates. The financial statements reflect allocated charges for these services based upon measures which management considers reasonable and appropriate for the type and nature of service provided. The Companies have agreements and contracts with certain Aetna affiliates to provide administrative and technical services. The types of services provided by Aetna and its affiliates to the Companies related to such functions include, but are not limited to, general ledger processing, including subsidiary expense ledgers, use of the corporate conference center, office services, purchasing, security, facilities management, payroll and other human resources services, bank administration and other treasury services. The Companies are also allocated charges for certain corporate staff area costs which include, but are not limited to, salaries, certain employee benefit and incentive plans, legal fees, travel and taxes (including payroll and personal property).

Hartford-area home office properties occupied by the Companies are owned by Aetna affiliates. The Companies are charged rent based on their proportionate share (based on square footage occupied) of the total occupancy cost of Aetna's Hartford-area properties. Certain other facilities owned by the Companies, either directly or through partnerships, are leased by Aetna and its affiliates.

The Companies, by virtue of their participation in the consolidated operations of Aetna, benefit from certain costs which are incurred in other Aetna legal entities and not subsequently allocated back to the Companies. Such costs include, but are not limited to, advertising, interest expense, charitable contributions, certain postretirement benefits other than pensions, certain postemployment benefits and certain other employee benefit plans.

The Companies utilize intercompany receivable/payable accounts to settle allocated charges primarily related to general and administrative expenses of Aetna and its affiliates. Such expenses are paid by the parent company, Aetna Life and Casualty Company which acts as a clearinghouse in allocating such expenses to each of the parent company's subsidiaries. Settlements generally take place within 45 days after the end of each month.

In conjunction with the anticipated sale of the Companies to Travelers, certain investments (equity securities, mortgage loans, real estate and other invested assets) were transferred at fair value (book value of $80.3 million) from the Companies to Aetna affiliates resulting in net realized capital gains of $66.8 million (pretax) which are reflected in the Combined Statement of Income.

10. REINSURANCE

The Companies utilize reinsurance agreements to reduce their exposure to large losses in all aspects of their insurance business. Reinsurance permits recovery of a portion of losses from reinsurers, although it does not discharge the primary liability of the Companies as direct insurers of the risks reinsured. The Companies evaluate the financial strength of potential reinsurers and continually monitor the financial condition of present reinsurers. Only those reinsurance recoverables deemed probable of recovery are reflected as assets on the Combined Balance Sheet.

Prepaid reinsurance premiums were $.3 billion at March 31, 1996. A summary of earned premiums for the three months ended March 31 was as follows:


(Millions)
- -------------------------------------------------------
Direct Amount                                 $ 1,118.7
Ceded to Other Companies(1)                       281.1
Assumed from Other Companies(2)                   200.6
                                              ---------
  Net Amount                                  $ 1,038.2
- -------------------------------------------------------
Percentage of Amount Assumed to Net                19.3%
- -------------------------------------------------------

(1) Includes $42.7 million of premiums ceded to Aetna affiliates.
(2) Includes $35.2 million of premiums assumed from Aetna affiliates.

There is not a material difference in premiums on a written versus an earned basis.

Ceded claims and claim adjustment expenses were $.3 billion for the three months ended March 31, 1996.

Certain subsidiaries of the Companies act as servicing carriers for several involuntary pools. This business is ceded completely to the pools, and the Companies have no direct underwriting risk associated with it. Reinsurance recoverables for this business were approximately $1.6 billion as of March 31, 1996. The Companies also participate as members in a number of the involuntary pools, and as a result assume their share of premiums and losses associated with these pools.

The Companies also utilize a variety of reinsurance agreements, primarily with nonaffiliated insurers, to control their exposure to large property-casualty losses. These agreements, most of which are renegotiated annually as to coverage, limits and price, are structured either on a treaty basis (where all risks meeting prescribed criteria are automatically covered) or on a facultative basis (where the circumstances of specific individual insurance risks are reflected). The amount of risk retained by the Companies depends on the underwriter's evaluation of the specific risk, subject to maximum limits based on risk characteristics and the type of coverage. The principal catastrophe reinsurance agreement currently in force covers approximately 90% of specified property losses between $150 million and $325 million.

11. RESERVES

The following represents changes in aggregate reserves for unpaid claims and claim adjustment expenses for the three months ended March 31, 1996:


(Millions)
- ----------------------------------------------------------------------
Net unpaid claims and claim adjustment expenses
 at beginning of period                                        $11,573
Incurred claims and claim adjustment expenses:
          Provision for insured events of the current year         819
          Increases in provision for insured events
           of prior years(1)                                       145
- ----------------------------------------------------------------------
Total incurred claims and claim adjustment expenses                964
- ----------------------------------------------------------------------
Payments: Claim and claim adjustment expenses
           attributable to insured events of the current year      181
          Claim and claim adjustment expenses
           attributable to insured events of prior years           688
- ----------------------------------------------------------------------
Total payments                                                     869
- ----------------------------------------------------------------------
Net unpaid claims and claim adjustment expenses at
 end of the period                                              11,668
  Plus: Reinsurance recoverables                                 4,602
        Deductible amounts recoverable from policyholders          421
- ----------------------------------------------------------------------
Gross unpaid claims and claim adjustment expenses
 at end of the period                                          $16,691
- ----------------------------------------------------------------------


(1) Includes $122.8 million related to a reinsurance agreement with Am Re. (Please refer to Note 13.)

Environmental and Asbestos-Related Claims

In the opinion of management, the Companies' reserves for environmental-related claims at March 31, 1996 represent the Companies' best estimate of their ultimate environmental-related liability, based on currently known facts, current law (including Superfund), current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties and related management judgment involved in estimating the Companies' environmental liability, no assurances can be given that the environmental reserve represents the amount that will ultimately be paid by the Companies for all environmental-related losses. The amount ultimately paid could differ materially from the Companies' currently recorded reserve as legal and factual issues are clarified, but any difference cannot be reasonably estimated at this time.

In conjunction with the reserve addition for environmental-related claims in 1995, the Companies purchased reinsurance which provided aggregate protection of $335 million for the adverse loss development beyond reserves held (net of existing reinsurance). Under this arrangement, approximately $165 million of the existing reserves for such losses were ceded at the time the contract was entered into. As a result of the asbestos-related reserve addition in 1995 and other reserve developments, substantially all of the available statutory surplus protection afforded by this reinsurance was utilized during 1995. In accordance with FAS No. 113, Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts, the benefits associated with recoveries under this arrangement have been deferred and are being amortized over the period until the losses are expected to be paid by the reinsurer. Reinsurance benefits recorded under this arrangement were $1.7 million during the three months ended March 31, 1996 and benefits remaining to be amortized were $246.7 million at March 31, 1996.

Environmental and Asbestos-Related Claims (continued)

Reserving for asbestos-related claims is subject to significant uncertainties and management is currently unable to make a reasonable estimate as to the ultimate amount of losses or a reasonable range of losses for all asbestos-related claims and related litigation expenses. Management has continued to evaluate reserves for asbestos liabilities as the Companies continue to gather and analyze new information and reassess its reserving techniques for these claims in order to determine whether it can better estimate its liability. Adjustments may be made to such reserves as loss patterns develop and other information is obtained, and the amount ultimately paid for such claims could differ materially from reserves, although any difference cannot be reasonably estimated at this time.

Environmental and asbestos-related loss and loss adjustment expense reserves as reflected on the Combined Balance Sheet at March 31, were as follows (before reinsurance and net of discounts on certain environmental and asbestos settlements):


(Millions)
- -------------------------------------------------------------------
Environmental Liability                                    $  981.9
Asbestos Bodily Injury                                        765.6
Asbestos Property Damage                                       30.8
                                                           --------
Total Environmental and Asbestos-Related Reserves          $1,778.3
- -----------------------------------------------------------========

Workers' Compensation Claims

Estimating workers' compensation reserves is particularly difficult (and, therefore, more subject to change than many other types of property-casualty claims), largely because of the length of the "tail" associated with workers' compensation claims. Workers' compensation claim costs are dependent on a number of complex factors including social and economic trends and changes in doctrines of legal liability and damage awards. Adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

Other

Policyholders of the Companies also seek insurance coverage from the Companies for other long-term exposure claims against them, including claims relating to silicone-based personal products, lead paint and other allegedly toxic or harmful substances. Evaluating and reserving for these types of exposures is complex and subject to many uncertainties including those stemming from coverage issues, long latency periods and changing or expanding laws and legal theories of liability. Adjustments will be made to such reserves as loss patterns develop and new information becomes available and such adjustments may be material.

12. FINANCIAL INSTRUMENTS

ESTIMATED FAIR VALUE

The carrying values and estimated fair values of the Companies' financial instruments at March 31, 1996 were as follows:

                                     Carrying       Fair
                                     Value          Value
                                     --------       -----
ASSETS:
  Cash and cash equivalents          $   514.3    $   514.3
  Short-term investments                    .2           .2
  Debt securities                     12,732.4     12,732.4
  Equity securities                       34.3         34.3
  Mortgage loans                       1,012.8      1,004.7
LIABILITIES:
  Long-term debt                     $    35.2    $    35.2


Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Companies' entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Companies' management of interest rate and liquidity risk, and currency exposures, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

The following valuation methods and assumptions were used by the Companies in estimating the fair value of the above financial instruments:

Short-term instruments: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, the carrying amounts reported in the Combined Balance Sheet approximate fair value. Short-term instruments have a maturity date of one year or less and include cash and cash equivalents and short-term investments.

Debt and equity securities: Fair values are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are estimated by using quoted market prices for similar securities or discounted cash flow methods.

Mortgage loans: Fair values are estimated by discounting expected mortgage loan cash flows at market rates which reflect the rates at which similar loans would be made to similar borrowers. The rates reflect management's assessment of the credit quality and the remaining duration of the loans. The fair value estimates of mortgage loans of lower credit quality, including problem and restructured loans, are based on the estimated fair value of the underlying collateral.

Long-term debt: Fair value is based on quoted market prices for the same or similar issued debt or, if no quoted market prices are available, on the current rates estimated to be available to the Companies for debt of similar terms and remaining maturities.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (INCLUDING DERIVATIVE FINANCIAL INSTRUMENTS)

The notional amounts, carrying values and estimated fair values of the Companies' off-balance-sheet financial instruments at March 31, 1996 was as follows:


                                                    Carrying
                                                   Value
                                       Notional    Asset        Fair
(Millions)                             Amount     (Liability)   Value
- ---------------------------------------------------------------------
1995
- ---------------------------------------------------------------------
Foreign exchange forward contracts
  - sell:
  Related to investments in
  nondollar denominated assets          $ 10.3       $ -       $    -
Foreign exchange forward contracts
  - buy:
  Related to investments in
  nondollar denominated assets             2.7         -            -
Interest rate swaps:
  Unrecognized gains                     380.0         -         11.9
  Unrecognized losses                    380.0         -        (11.8)


The notional amounts of these instruments do not represent the Companies' risk of loss. The fair value amounts of these instruments were estimated based on quoted market prices, dealer quotations or internal price estimates believed to be comparable to dealer quotations. These amounts reflect the estimated amounts that the Companies would have to pay or would receive if the contracts were terminated.

The Companies engage in hedging activities to manage foreign exchange and interest rate risk. Such hedging activities have principally consisted of using off-balance-sheet instruments including foreign exchange forward contracts and interest rate swap agreements. All of these instruments involve, to varying degrees, elements of market risk and credit risk in excess of the amounts recognized in the Combined Balance Sheets. The Companies evaluate the risks associated with off-balance-sheet financial instruments in a manner similar to that used to evaluate the risks associated with on-balance-sheet financial instruments. Market risk is the possibility that future changes in market prices may make a financial instrument less valuable. For off-balance-sheet financial instruments used for hedging, such market price changes are generally offset by the market price changes in the hedged instruments held by the Companies. Credit risk arises from the possibility that counterparties may fail to perform under the terms of the contract, which could result in an unhedged position. However, unlike on-balance-sheet financial instruments, where credit risk generally is represented by the notional or principal amount, the off-balance-sheet financial instruments' risk of credit loss generally is significantly less than the notional value of the instrument and is represented by the positive fair value of the instrument. The Companies generally do not require collateral or other security to support the financial instruments discussed below. However, the Companies control their exposure to credit risk through credit approvals, credit limits and regular monitoring procedures. There were no material concentrations of off-balance-sheet financial instruments at March 31, 1996.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS (INCLUDING DERIVATIVE FINANCIAL INSTRUMENTS) (CONTINUED)

Foreign Exchange Forward Contracts:

Foreign exchange forward contracts are agreements to exchange fixed amounts of two different currencies at a specified future date and at a specified price. The Companies utilize foreign exchange forward contracts to hedge their foreign currency exposure arising from certain investments in foreign affiliates and nondollar denominated investment securities. The Companies generally utilize foreign currency contracts with terms of up to three months.

At March 31, 1996 the Companies has unhedged foreign currency exposures of $29.8 million and $.2 million related to net investments in foreign affiliates and investments in nondollar denominated assets, respectively.

Interest Rate Swaps

The Companies utilize interest rate swaps to manage certain exposures related to changes in interest rates. This swap activity included transactions which were entered into in prior years where the Companies act as an intermediary for entities whose debt the Companies have guaranteed to allow them to convert variable rate debt to a fixed rate, with the Companies retaining no interest rate risk. (Please refer to Note 13.)

13. COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

Commitments to extend credit are legally binding agreements to lend monies at a specified interest rate and within a specified time period. Risk arises from the potential inability of counterparties to perform under the terms of the contracts and from interest rate fluctuations. The Companies' exposure to credit risk is reduced by the existence of conditions within the commitment agreements which release the Companies from their obligations in the event of a material adverse change in the counterparty's financial condition. At March 31, 1996, the Companies had $19.3 million in commitments to fund partnerships.

Through the normal course of investment operations, the Companies commit to either purchase or sell securities or money market instruments at a specified future date and at a specified price or yield. The inability of counterparties to honor these commitments may result in either a higher or lower replacement cost. Also, there is likely to be a change in the value of the securities underlying the commitments. At March 31, 1996, the Companies had commitments to purchase investments of $15.0 million which was equal to the fair value.

FINANCIAL GUARANTEES

The Companies no longer write municipal bond insurance and such business previously written by the Companies was reinsured with another company. It is not practicable to estimate the fair value of the business that has been ceded.

AC&S was a writer of financial guarantees on obligations secured by real estate, corporate debt obligations, and of municipal and non-municipal tax-exempt entities through December 31, 1987, and ceased writing such guarantees as of January 1, 1988. The aggregate net par value of financial guarantees outstanding at March 31, 1996 was $636.7 million. Future runoff of financial guarantees as of March 31, 1996 after adjusting for extensions granted on certain guarantees, is estimated to be $24.8 million for the remainder of 1996, $134.8 million for 1997, $276.1 million for 1998, $3.1 million for 1999, $6.6 million for 2000 and $191.3 million thereafter. It is not practicable to estimate a fair value for AC&S' financial guarantees because AC&S no longer writes such guarantees, there is no quoted market price for such contracts, and it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts.

Total reserves for the financial guarantee business, which include reserves for defaults, probable losses not yet identified and unearned premiums, were $36.7 million at March 31, 1996. Premium income received from such guarantees is recognized pro rata over the contract coverage period.

REINSURANCE AGREEMENT

In connection with the 1992 sale of American Re-Insurance Company ("Am Re"), Am Re and AC&S entered into a reinsurance agreement which provides that to the extent Am Re incurred losses in 1991 and prior that were still outstanding at January 1, 1992 in excess of $2.7 billion, AC&S has an 80% participation in payments on those losses up to a maximum payment by AC&S of $500 million. In early 1996, Am Re announced that it was increasing reserves as of year end 1995 for asbestos, environmental and other latent liabilities. As a result of this increase, losses of approximately $178 million ($123 million after discount), which were largely workers' compensation life table indemnity claims, were ceded to AC&S. In conjunction with reflecting these losses in the three months ended March 31, 1996, $109 million of premiums and other income which had previously been deferred are reflected in the Combined Statement of Income. It is reasonably possible that additional undiscounted losses of up to approximately $320 million pretax could be ceded to the company in the future.

STRUCTURED SETTLEMENTS

The Companies have settled claims through the purchase of structured settlement annuities under which they remain liable to the claimants. Such structured settlements of $1,181.5 million are reflected in reinsurance recoverables on the Combined Balance Sheet at March 31, 1996. Included in such liabilities is $345.4 million of structured settlements purchased from affiliates, consisting of $169.0 million from Aetna Life Insurance Company, and $176.4 million from Aetna Life Insurance and Annuity Company at March 31, 1996.

LITIGATION

The Companies are continuously involved in numerous lawsuits arising, for the most part, in the ordinary course of their business operations either as liability insurers defending third-party claims brought against their insureds or as insurers defending coverage claims brought against them, including lawsuits related to issues of policy coverage and judicial interpretation. One such area of coverage litigation involves legal liability for environmental and asbestos-related claims. These lawsuits and other factors make reserving for these claims subject to significant uncertainties.

While the ultimate outcome of such litigation cannot be determined at this time, such litigation, net of reserves established therefore and giving effect to reinsurance probable of recovery, is not expected to result in judgments for amounts material to the financial condition of the Companies, although it may adversely affect results of operations in future periods.

14. CONCENTRATIONS OF INVESTMENT CREDIT RISK

The Companies' holdings in debt securities were $12.7 billion as of March 31, 1996. The debt securities in the Companies' portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the Companies on a basis believed to be similar to that used by the rating agencies. At March 31, 1996, the average quality rating of the Companies' portfolio of debt securities was AA and the composition by quality ratings and market sector were as follows:


Debt Securities Quality Ratings        Debt Securities Investments by Market Sector
AAA                        52.6%       Corporate                              27.7%
AA                         11.2%       Treasuries/Agencies                    23.0%
A                          22.6%       Mortgage-Backed Securities             19.1%
BBB                        11.5%       Financial                              12.4%
BB & Below                  2.1%       Public Utilities                        7.4%
                                       Other Loan-Backed                       5.7%
                                       Municipals                              4.7%


At March 31, 1996, mortgage loan balances, net of specific impairment reserves, by property type and geographic region were as follows:

                                                                   Mixed
                                               Hotel/              Use/
(Millions)       Office    Retail   Apartment  Motel   Industrial  Other   Total
- -----------------------------------------------------------------------------------
South Atlantic   $170.9    $ 84.6   $ 62.8     $ 2.7      $ 3.1     $51.5   $  375.6
New England       110.2      72.3     59.9      79.4          -         -      321.8
Middle Atlantic    82.2      17.5        -         -       19.1        .1      118.9
Pacific and
  Mountain         46.8      35.2     18.4         -        8.4         -      108.8
South Central      62.6      15.6       .9       1.6          -         -       80.7
North Central       6.6      20.6       .9      11.5        1.5        .9       42.0
Other                 -         -        -         -          -       9.6        9.6
- ------------------------------------------------------------------------------------
   Total         $479.3    $245.8   $142.9     $95.2      $32.1     $62.1    1,057.4
- ------------------------------------------------------------------------------------
Less general portfolio loss reserve                                             44.6
- ------------------------------------------------------------------------------------
   Adjusted total, net of reserves                                          $1,012.8
- ----------------------------------------------------------------------------========

As of March 31, 1996, the Companies' investments in problem, potential problem and restructured mortgage loans by property type and geographic distribution were as follows:


Problem,Potential Problem and Restructured   Geographic Distribution of Problem,
Mortgage Loans by Property Type              Potential Problem and Restructured
                                             Mortgage Loans
- ------------------------------------------   -----------------------------------
Office                               65.4%   Pacific and Mountain         59.1%
Retail                               32.9%   South Central                19.0%
Apartment                             1.7%   South Atlantic               14.7%
                                             North Central                 7.0%
                                             New England                    .2%


"Problem loans" are defined to be loans with payments over 60 days past due, loans on properties in the process of foreclosure, loans on properties involved in bankruptcy proceedings and loans on properties subject to redemption.

"Restructured loans" are loans whose original contract terms have been modified to grant concessions to the borrower and are currently performing pursuant to such modified terms.

Potential problem loans are identified through the portfolio review process on the basis of known information about the ability of borrowers to comply with present loan terms. Identifying such potential problem loans requires significant judgment as to likely future market conditions and developments specific to individual properties and borrowers. Provision for losses that management believes are likely to arise from such potential problem loans is included in the specific impairment reserves. (Please see Note 2 for a discussion of mortgage loan impairment reserves.)

The Companies' equity real estate balances were $255.9 million at March 31, 1996. The Companies' equity real estate balances at March 31, 1996 by property type and geographic distribution were as follows:


Equity Real Estate by Property Type      Geographic Distribution of Equity Real
                                         Estate
- -----------------------------------      --------------------------------------
Office                        51.7%      Pacific and Mountain              42.4%
Hotel/Motel                   15.0%      North Central                     17.2%
Retail                        14.4%      South Atlantic                    17.2%
Industrial                     9.9%      New England                       12.7%
Other                          9.0%      South Central                      7.3%
                                         Middle Atlantic                    3.2%

15. SEGMENT INFORMATION

Segment information at March 31, 1996 and for the three months then ended was as follows:


                                         Commercial    Personal
(Millions)                               Lines         Lines        Combined
- -----------------------------------------------------------------------------
Revenues
  Premiums                               $   707.9     $  330.3     $ 1,038.2
  Net investments income                     204.0         38.9         242.9
  Fee & other income                          16.6          1.7          18.3
  Realized investment gains                  246.8         59.7         306.5
                                         ---------     --------     ---------
    Total                                  1,175.3        430.6       1,605.9
                                         ---------     --------     ---------
Income before federal income taxes(1)        215.5        101.7         317.2
                                         ---------     --------     ---------
Net income(1)                                150.7         66.9         217.6
                                         ---------     --------     ---------
Total assets                             $19,509.4     $3,650.7     $23,160.1
                                         ---------     --------     ---------
- -----------------------------------------------------------------------------


(1) Includes the transfer of $50 million ($33 million, after-tax) in reserves from Personal lines to Commercial lines.